Exhibit 5.1
[JONES DAY LETTERHEAD]
February 28, 2006
UICI
9151 Grapevine Highway
North Richland Hills, Texas 76180-5605
Re:	Registration under the Securities Act of 1933 (the “Act”) of 300,000 shares of UICI
Class A-1 Common Stock, par value $0.01 per share, and 4,000,000 shares of UICI
Class A-2 Common Stock, par value $0.01 per share (collectively, the “Shares”)
Ladies and Gentlemen:
     We are acting as counsel for UICI, a Delaware corporation (the “Company”), in connection with the registration under the Act of the Shares, issuable pursuant to the Agreement and Plan of Merger, dated as of September 15, 2005, by and among Premium Finance LLC, Mulberry Finance Co., Inc., DLJMB IV First Merger LLC, Premium Acquisition, Inc., Mulberry Acquisition, Inc., DLJMB IV First Merger Co Acquisition Inc. and the Company (the “Merger Agreement”).
     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and such matters of law as we have deemed necessary. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Shares will be, when issued upon the terms and conditions set forth in the Merger Agreement, validly issued, fully paid and nonassessable.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-4 (File No. 333-131193), as amended (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Act and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day